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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 2) *

Alnylam Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

02043Q107

(CUSIP Number)

John J. Park (609) 924-6452

General Partner, Chief Financial Officer

Cardinal Partners, 600 Alexander Park, Princeton, New Jersey 08540

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copy to:

Andrew E. Taylor, Jr. (617) 248-5000

Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts 02110

March 29, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§240, Rule 13d-1(e), 240.13d-1(f) or 240.13D-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D
CUSIP No. 02043Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

CHP II, L.P. IRSN: 22-3724466
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

-0- shares
8 SHARED VOTING POWER

-0- shares
9 SOLE DISPOSITIVE POWER

-0- shares
10 SHARED DISPOSITIVE POWER

-0- shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

13D
CUSIP No. 02043Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

CHP II Management LLC IRSN: 22-3724464
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

-0- shares
8 SHARED VOTING POWER

-0- shares
9 SOLE DISPOSITIVE POWER

-0- shares
10 SHARED DISPOSITIVE POWER

-0- shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

13D
CUSIP No. 02043Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

John K. Clarke
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

8,891 shares
8 SHARED VOTING POWER

-0- shares
9 SOLE DISPOSITIVE POWER

8,891 shares
10 SHARED DISPOSITIVE POWER

-0- shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,891 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

13D
CUSIP No. 02043Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Brandon H. Hull
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

7,307 shares
8 SHARED VOTING POWER

-0- shares
9 SOLE DISPOSITIVE POWER

7,307 shares
10 SHARED DISPOSITIVE POWER

-0- shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,307 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

13D
CUSIP No. 02043Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

John J. Park
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,583 shares
8 SHARED VOTING POWER

-0- shares
9 SOLE DISPOSITIVE POWER

1,583 shares
10 SHARED DISPOSITIVE POWER

-0- shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,583 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

13D
CUSIP No. 02043Q107

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Lisa M. Skeete Tatum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

2,092 shares
8 SHARED VOTING POWER

-0- shares
9 SOLE DISPOSITIVE POWER

2,092 shares
10 SHARED DISPOSITIVE POWER

-0- shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,092 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

This Amendment No. 2 to Schedule 13D (“Amendment No. 2”) amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (“SEC”) on July 21, 2004 (as amended by Amendment No. 1 to Schedule 13D filed with the SEC on February 15, 2006, the “Statement”), by (i) CHP II, L.P. (the “Fund”), (ii) CHP II Management LLC, the sole general partner of the Fund (the “General Partner”) and (iii) John K. Clarke, Brandon H. Hull, John J. Park and Lisa M. Skeete Tatum (collectively, the “Managing Members”), the managing members of the General Partner with respect to the common stock, $0.0001 par value per share (the “Common Stock”), of Alnylam Pharmaceuticals, Inc., a Delaware corporation (the “Issuer”). The address of the Issuer’s principal executive office is 300 Third Street, Cambridge, MA 02142. All capitalized terms used but not defined herein shall have the same meanings given to them in the Statement.

Item 5.	Interest in the Securities of the Issuer:

(e) On March 6, 2006 and March 29, 2006, the Fund distributed 700,000 and 691,870 shares of Common Stock, respectively, to its partners. After such distributions, the Fund held no shares of Common Stock of the Issuer and each reporting person ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

SCHEDULE 13D

Signature

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2007

CHP II, L.P.

By:	CHP II Management LLC, its Sole General Partner

By:	/s/ John J. Park
John J. Park, Managing Member

CHP II MANAGEMENT LLC

By:	/s/ John J. Park
John J. Park, Managing Member

By:	/s/ John J. Park
John J. Park

By:	*
Brandon H. Hull

By:	*
John K. Clarke

By:	*
Lisa M. Skeete Tatum

/s/ John J. Park
John J. Park As attorney-in-fact